MERRILL LYNCH VARIABLE SERIES FUNDS, INC./

MERRILL LYNCH INTERNATIONAL EQUITY FOCUS FUND

SERIES # 14

FILE # 811-3290

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
09/13/00	ABN Amro	$221,166.	$2,457,400,000.	ING Barings
		$	$
		$	$
		$	$
		$	$